Exhibit 4.33

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into by and between Cainiao Smart Logistics Network Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), and the undersigned (“Investor”) as of the date set forth on the signature page of the Company. Capitalized terms used but not defined herein shall have the meaning set forth in that certain Second Amended and Restated Shareholders Agreement, dated as of March 22, 2016 (as amended from time to time, the “Shareholders Agreement”), by and among the Company, Investor and the other parties thereto.

WHEREAS, Investor desires to subscribe for newly issued Ordinary Shares by way of making a cash contribution to the Company in an aggregate amount equal to the U.S. dollar equivalent of RMB5,322,360,000 and the Company desires to issue to Investor an aggregate of 1,064,472,000 Ordinary Shares (the “Transaction”);

WHEREAS, in connection with the Transaction, the Company intends to undertake an issuance of a total of 1,200,000,000 Ordinary Shares (the “New Issuance”) at a price per share equal to the U.S. dollar equivalent of RMB 5 (the “Offer Price”); and

WHEREAS, pursuant to the Investor’s exercise of its Right of Participation under Section 5 of the Shareholders Agreement in connection with the New Issuance, the Company will issue and allot to Investor, and Investor will subscribe for and purchase, that number of Ordinary Shares set forth on Schedule 1 hereto (the “Subscription Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                          Purchase of the New Securities

1.1                               Purchase of the New Securities. Subject to the terms and conditions set forth herein, the Company hereby agrees to issue and allot to Investor, and Investor hereby subscribes for and agrees to purchase from the Company, on the Closing Date, the Subscription Shares at a per share price equal to the Offer Price.

1.2                               Purchase Price. In consideration for the issuance by the Company of the Subscription Shares to Investor, Investor shall pay to the Company, at the Closing, the U.S. dollar equivalent of the RMB amount set forth on Schedule 1 hereto (the “Purchase Price”), calculated based on a per share price equal to the Offer Price. The Purchase Price shall be determined based on the average middle exchange rate (汇率中间价) of U.S. dollar to Renminbi posted by the People’s Bank of China over the five (5) Business Days immediately prior to the third (3rd) Business Day prior to the Closing Date.

1.3                               Closing. Subject to the terms and conditions set forth herein, the issuance and subscription of the Subscription Shares (the “Closing”) shall take place via the remote exchange of electronic documents and signatures on a date (the “Closing Date”) that is no later than the sixth (6th) Business Day after the satisfaction or waiver of all of the conditions to the Closing set forth in Sections 4 and 5 (except for those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time as the Company and Investor may mutually agree in writing.

1.4                               Investor Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, Investor shall pay to the Company an amount in U.S. dollars equal to the Purchase Price, by wire transfer of immediately available funds in U.S. dollars to the bank account of the Company set forth in Schedule 2.

1.5                               Company Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall deliver to Investor:

(a)                                 a scanned copy of the full register of members of the Company relating to the Ordinary Shares, dated as of the Closing Date and duly certified by a director of the Company, which reflects (x) the Subscription Shares owned by Investor and (y) the Ordinary Shares owned by each existing holder of Ordinary Shares (with an original copy of such register of members of the Company relating to the Ordinary Shares, duly certified by the Cayman registered agent of the Company, to be delivered to Investor within seven (7) Business Days following the Closing);

(b)                                 a scanned copy of the full register of directors of the Company, dated as of the Closing Date and duly certified by a director of the Company, which reflects the appointment of the Alibaba Directors and such persons designated by the other Major Shareholders to serve as Directors, in each case in accordance with the terms of the Amended Articles (as defined below) (with an original copy of such register of directors of the Company, duly certified by the Cayman Registered agent of the Company, to be delivered to Investor within seven (7) Business Days following the Closing);

(c)                                  the Third Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit A, duly executed by the Company, BVI Sub, HK Sub and Cainiao Tech, which shall be effective as of the Closing; and

(d)                                 a scanned copy of the original share certificate in the name of Investor, dated as of the Closing Date and duly executed by a director of the Company, evidencing Investor’s ownership of the Subscription Shares (with the original copy of such share certificate to be delivered to Investor within seven (7) Business Days following the Closing).

Section 2.                                          Company’s Representations and Warranties

The Company hereby represents and warrants to Investor, as of the date hereof and as of the Closing Date (except for such representations and warranties that speak as of a specified date, in which case, such representations and warranties shall be made as of such specified date), as follows:

2.1                               Organization, Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations hereunder. The Company is duly qualified to transact business and is in good standing in every jurisdiction in which the character of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of the Company.

2.2                               Due Authorization and Enforceability. The Company has all requisite power and authority to execute, deliver and carry out and perform its obligations under this Agreement. All action on the part of the Company (and, as applicable, its officers, directors and/or shareholders) necessary to authorize the execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the issuance, sale, transfer and delivery of the Subscription Shares by the Company has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Company. Assuming due execution and delivery of this Agreement by Investor, this Agreement constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equity principles.

2.3                               No Conflicts. Neither the execution, delivery or performance of or compliance with this Agreement nor the consummation of the transactions contemplated hereby by the Company, will (a) result in any violation or breach of the Company’s constitutional documents, (b) result in any violation, breach or default under any material contract to which the Company is a party or by which any of its properties or assets are bound, (c) violate any applicable statute, rule, regulation, order or restriction of any jurisdiction or any instrumentality or agency thereof (“Applicable Law”), or (d) require any consents, waivers, permits, approvals, orders, licenses, authorizations, registrations, qualifications, designations, declarations or filings by or with any Governmental Authority or any third party (collectively, “Approvals”). including without limitation waivers of preemptive rights, rights of first refusal or other similar rights in respect of the Subscription Shares (other than Approvals which will have been obtained or granted prior to the Closing), except in the cases of subsections (b), (c) and (d) as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of the Company or adversely impact in any material respect the ability of the Company to consummate the transactions contemplated hereby.

2.4                               Valid Issuance of Shares. The Subscription Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances (except for any liens and encumbrances created by Investor) and will be free of restrictions on transfer (except for any restrictions on transfer set forth in the Shareholders Agreement or the Company’s constitutional documents or any restrictions on transfer under applicable securities laws and regulations).

2.5                               Exempt Offering. Subject to the accuracy of the representations and warranties of Investor set forth in Section 3 below, the offer, sale and issuance of the Subscription Shares in conformity with the terms of this Agreement are exempt from the qualification, registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), and each other analogous provision of applicable securities law.

2.6                               No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, the Company makes no other representation or warranty with respect to the Company, any of its subsidiaries or its business, and the Company disclaims any other representations or warranties, whether made by the Company, any affiliate of the Company or any of their respective officers, directors, employees, agents or representatives.

Section 3.                                          Investor’s Representations and Warranties

Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date (except for such representations and warranties that speak as of a specified date, in which case, such representations and warranties shall be made as of such specified date), as follows:

3.1                               Organization, Standing and Qualification. Investor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under this Agreement.

3.2                               Due Authorization and Enforceability. Investor has all requisite corporate power and authority to execute, deliver and carry out and perform its obligations under this Agreement. All action on the part of Investor (and, as applicable, its officers, directors and/or shareholders) necessary to authorize the execution and delivery of this Agreement and the performance of all obligations of Investor hereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by Investor. Assuming due execution and delivery of this Agreement by the Company, this Agreement constitutes valid and legally binding obligations of Investor, enforceable against Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and to general equitable principles.

3.3                               No Conflicts. Neither the execution, delivery or performance of or compliance with this Agreement nor the consummation of the transactions contemplated hereby by Investor, will (a) result in any violation or breach by Investor of any of its constitutional documents (b) result in any violation, breach of default under any material contract to which Investor is party or by which any of its properties or assets are bound, (c) violation any Applicable Law or (d) require any Approvals, except in the cases of subsections (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to adversely impact in any material respect the ability of Investor to consummate the transactions contemplated hereby.

3.4                               Accredited Investor. Investor is either (i) not a “U.S. Person” as defined in Rule 902 of Regulation S of the Act, or (ii) an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Act.

3.5                               Purchase for Own Account. The Subscription Shares will be acquired for Investor’s own account (or, if applicable, for the account of Investor’s beneficial owners, who are in each case an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Act), not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The entire legal and beneficial interest of the Subscription Shares is being purchased, and will be held, for Investor’s account only (or, if applicable, for the account of Investor’s beneficial owners, who are in each case an “accredited investor” within the meaning of Rule 501 (a) under Regulation D of the Act), and neither in whole or in part for any other Person. By executing this Agreement, Investor further represents that it does not have any contract with any person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Subscription Shares, and has not solicited any person for such purpose. Investor further represents that none of its beneficial owners have been organized for the purpose of acquiring the Subscription Shares and none of Investor’s beneficial owners have discretionary investment authority with respect to the Subscription Shares.

3.6                               Exempt from Registration; Restricted Securities. Investor understands that the Subscription Shares have not been registered under the Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on Investor’s representations set forth in this Agreement. Investor understands that the Subscription Shares are restricted securities within the meaning of Rule 144 under the Act and, subject to the Company’s obligations related to registration rights to be granted pursuant to the Shareholders Agreement, the Company has no obligation to register or qualify the Subscription Shares for resale; that the Subscription Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available. Investor further acknowledges that if such exemption from registration or qualification is available, it may be conditioned on various requirements including without limitation the time and manner of sale, the holding period for the Subscription Shares and on requirements relating to the Company which are outside of Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

3.7                               Disclosure of Information. Investor and its advisors have been afforded the opportunity to ask questions of and receive answers from representatives of the Company regarding the terms and conditions of the offering of the Subscription Shares and relating to the business, management, finances and operations of the members of the Group Companies.

3.8                               Knowledge and Experience of Investor; Non-Reliance. Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment of a nature similar to that contemplated hereby. Investor is relying solely on its own counsel and other advisors for legal, financial and other advice with respect to the transactions contemplated by this Agreement. Investor further acknowledges and agrees that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 2.

3.9                               Financing. Investor has cash (or commitment that payment shall be made on be-half of Investor) available (or binding commitments to ensure cash available prior to the Closing) which is sufficient to purchase the Subscription Shares and to pay all related fees and expenses for which Investor will be responsible, and affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Investor obtains financing for or related to any of the transactions contemplated hereby. The funds used by Investor to purchase the Subscription Share will be obtained without violation of any Applicable Law.

3.10                        Legends. Investor understands that any sale or transfer of the Subscription Shares is subject to the restrictions on such sale or transfer contained in the Shareholders Agreement and that the certificates evidencing the Subscription Shares issued pursuant to this Agreement may bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

Section 4.                                          Investor’s Conditions to Closing

The obligation of Investor to consummate the Closing is subject to the fulfillment at or before the Closing, unless otherwise waived in writing by Investor, of the following conditions:

4.1                               Representations and Warranties. (i) The representations and warranties of the Company in Section 2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specified date, which shall be so true and correct as of such specified date); provided that each representation and warranty made by the Company in Sections 2.1 and 2.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

4.2                               Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

4.3                               Compliance Certificate. At the Closing, the Company shall have executed and delivered to Investor a certificate, dated as of the Closing Date, executed by a duly authorized director or officer of the Company, certifying that each of the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4                               No Illegality. There shall not be in effect any Applicable Law enjoining, restraining or otherwise prohibiting or making illegal the consummation by the Company of any of the transactions contemplated by this Agreement.

4.5                               Investor Shareholding. Immediately after giving effect to the New Issuance, the total number of Ordinary Shares held by Investor shall represent more than 50% of the total number of issued and outstanding Ordinary Shares.

4.6                               Amended Articles. At the Closing, the Fifth Amended and Restated Memorandum and Articles of Association of the Company in the form attached hereto as Exhibit B (the “Amended Articles”) shall have been duly adopted by the Company by all necessary corporate action of the Board and the Shareholders and shall be effective as of the Closing.

Section 5.                                          Company’s Conditions to Closing

The obligation of the Company to consummate the Closing is subject to the fulfillment at or before the Closing, unless otherwise waived in writing by the Company, of the following conditions:

5.1                               Representations and Warranties. The representations and warranties of Investor contained in Section 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specified date, which shall be so true and correct as of such specified date); provided that each representation and warranty made by Investor in Sections 3.1 and 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

5.2                               Performance of Obligations. Investor shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

5.3                               Compliance Certificate. At the Closing, Investor shall deliver to the Company a certificate, dated as of the Closing Date, executed by a duly authorized director or officer of Investor, certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4                               No Illegality. There shall not be in effect any Applicable Law enjoining, restraining or otherwise prohibiting or making illegal the consummation by Investor of any of the transactions contemplated by this Agreement.

5.5                               Investor Shareholding. Immediately after giving effect to the New Issuance, the total number of Ordinary Shares held by Investor shall represent more than 50% of the total number of issued and outstanding Ordinary Shares.

Section 6.                                          Right of Participation

6.1                               Right of Participation. By agreeing to purchase the Subscription Shares hereby, Investor acknowledges that it is exercising its Right of Participation set forth in Section 5 in the Shareholders Agreement with respect to the issuance of the Offered Shares,

Section 7.                                          Termination

7.1                               Termination. This Agreement may be terminated at any time prior to the Closing Date (a) by mutual written agreement of the Company and Investor or (b) by either the Company or Investor by serving a written notice to the other party hereto, if the Closing shall not have occured prior to 5:00 PM Hong Kong time, on October 31, 2017, unless such date is extended by mutual written agreement of the Company and Investor (the “End Date”), provided that a party hereto shall not be entitled to terminate this Agreement pursuant to this subsection (b) if such party is then in material default or breach of this Agreement, which default or breach has caused the failure of the Closing to occur on or prior to the End Date.

7.2                               Effect of Termination. Upon any termination of this Agreement under this Section 7, this Agreement shall forthwith become wholly void and of no effect with respect to the parties hereto and the parties hereto shall be released from all future obligations hereunder, except as otherwise expressly provided herein; provided that (i) nothing herein shall relieve any such party from liability for any breach of this Agreement occurring prior to such termination and (ii) the provisions of this Section 7 and Section 8 shall remain in final force and effect and survive any termination of this Agreement pursuant to this Section 7.

Section 8.                                          Miscellaneous

8.1                               Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of Hong Kong.

8.2                               Successors and Assigns; No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations hereunder may not be assigned by any party without the prior written consent of the other party. A person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance.

8.3                               Entire Agreement. This Agreement and the schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subject matter hereof.

8.4                               Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto and each such executed counterpart shall be deemed to be an original instrument.

8.5                               Notices. All notices and other communications provided for herein and all legal process in regard hereto shall be given, made or served in accordance with Section 12.1 of the Shareholders Agreement.

8.6                               Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and Investor. Any term of this Agreement may be waived only with the written consent of the party against whom such waiver is effective.

8.7                               Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of the other party hereto under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or of an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall it be construed to be any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

8.8                               Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement.

8.9                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures in portable document format (PDF) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.10                        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the parties’ intent in entering into this Agreement.

8.11                        Dispute Resolution. The parties agree to resolve any disputes arising out of or relating to this Agreement in accordance with Section 12.5 of the Shareholders Agreement.

8.12                        Expenses. Each party hereto will bear its own legal, accounting and out-of-pocket costs and expenses incurred by such party in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.13                        Confidentiality and Non-Disclosure. The terms and conditions of this Agreement and all exhibits and schedules attached hereto constitutes Confidential Information and shall be subject to Section 9 of the Shareholders Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Investor have executed this Agreement as of the date set forth on the signature page of the Company.

ALI CN INVESTMENT HOLDING LIMITED

Name of Investor

By:	/s/ Timothy Alexander Steinert
	Name:	Timothy Alexander Steinert
	Title:	Authorized Signatory

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Company and Investor have executed this Agreement as of the date set forth below.

CAINIAO SMART LOGISTICS NETWORK LIMITED

By:	/s/ Liu Zheng
Name: Liu Zheng
Title: Chief Financial Officer

Date:	2017/9/25

[Signature Page to Subscription Agreement]